Exhibit 10.41

                               SUBLEASE AGREEMENT



     This Sublease Agreement (the "Sublease") is made as of this 23 day of October, 2002 by and between Alcatel USA Sourcing, L.P., a Texas limited partnership ("Sublandlord"), having its principal address at 1000 Coit Road, Plano, TX 75075 and Spectrum Organic Products, Inc., a California corporation ("Subtenant"), having its principal address at 133 Copeland , Petaluma, California 94952.

     WHEREAS, G & W/Copley Redwood Business Park, L.P. ("Landlord"), successor-in-interest to G & W/Redwoood Associates Joint Venture, and Alcatel USA Sourcing, L.P. ("Tenant") , successor-in-interest to DSC Communications Corporation and DSC Technologies Corporation, have entered into that certain lease ("Base Lease") dated September 12, 1994, and as amended by the First Amendment dated September 12, 1994, the Second Amendment dated January 22, 1995, the Third Amendment dated October 30, 1995, the Fourth Amendment dated May 15, 1997, that certain Tenant Improvement Allowance Agreement executed by Landlord as of July 6, 1998 and by Tenant as of July 2, 1998, the Fifth Amendment dated November 5, 1999 and the "5341 Lease" dated June 28, 2001 are collectively known as the ("Lease") and are attached hereto and made a part hereof as Exhibit A. The 5341 Lease refers to the building located at 5341 Old Redwood Highway, Petaluma, California ("Building") and contains approximately 66, 656 rentable square feet. (the "Premises").

     WHEREAS, Subtenant desires to sublease from Sublandlord and Sublandlord desires to sublease to Subtenant a portion of the Premises containing approximately 16,664 square feet of rentable area of the Premises, comprising of the 4th floor (the "Sublet Premises") as shown on Exhibit B, attached hereto and made a part hereof;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

     1. Sublet Premises: The Sublet Premises consist of approximately 16,664 rentable square feet located on the 4th floor of the Building. For the purposes of this Sublease the Sublet Premises represents 25% of the Premises.

     2. Use: Subtenant's use of the Sublet Premises shall be in accordance with the permitted uses outlined in Section 6 of the Lease and for no other purpose without first obtaining prior written consent of Sublandlord.

     3. Right of First Offer: Sublandlord shall provide to Subtenant a Right of First Offer on any space in the Building under lease by the Sublandlord and available for sublease. Subtenant may request from Sublandlord, by written notice, a list of all available space that Sublandlord is marketing for sublease in the Building and Subtenant may negotiate with Sublandlord to sublease any of such space.

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     4. Term: The term of this Sublease (the "Term") shall commence upon full execution of the sublease documents and receipt of the consent by the Lessor of the Building (the "Commencement Date"), and shall automatically expire sixty
(60) months thereafter unless otherwise sooner terminated in accordance with the provision of this Sublease (the "Expiration Date"). Notwithstanding the foregoing, should Subtenant desire to take possession of the Sublet Premises sooner than the anticipated Commencement Date Sublandlord hereby agrees to use its best efforts to allow for an earlier occupancy by Subtenant. The date the Sublet Premises are delivered to Subtenant hereunder is referred to as the "Delivery Date".

     5. Minimum Rent: During the term of this Sublease, Subtenant shall pay to Sublandlord an annual base rent ("Rent") for the Sublet Premises, without set-off, deduction or demand, in the amounts as follows:

     Period                       Base Rent              Monthly Installments
Month 1                             $0.00                    $      0.00
Months 2-13 (13,500)                $1.25                    $ 16,875.00
Months 14-60 (16,664)               $1.25                    $ 20,830.00

     The foregoing amounts are based on an annual net rental of $249,960.00 which amount shall remain fixed throughout the Sublease term.

Whenever, under the terms of this Sublease (including, without limitation, the terms incorporated by reference from the Lease), any sum of money is required to be paid by Subtenant in addition to the monthly minimum rent hereunder, such sum shall be deemed to be additional rent, whether or not designated as such, and shall be collectible as rent. If the Commencement Date occurs on a day other than the first day of a calendar month, Subtenant shall pay the Rent on a pro-rata basis for the number of days between the Commencement Date and the last day of the calendar month in which the Commencement Date occurs, both dates being inclusive.

     6. Payment of Rent: Subtenant shall pay all Rent, as well as all additional rent under this Sublease , when due and payable, in equal monthly installments in advance on or before the seventh day of each calendar month during the Term hereof, in lawful money of the United States, without notice or demand and without deduction, abatement, counterclaim, set-off or recoupment of any amount or for any reason whatsoever. The first monthly installment of the Rent shall be due and payable upon the full execution of this Sublease by Sublandlord and Subtenant. All Rent and additional rent payable by Subtenant under this Sublease shall be paid and delivered to Sublandlord at the following address, or such other address or person as Sublandlord may designate in writing.

     7. Additional Rent: In addition to the payment of the Rent, Subtenant shall pay to Sublandlord, Subtenant's share of Additional Rent as defined in the Lease. Subtenant shall pay to Sublandlord along with its monthly payment of Rent

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one-twelfth of the estimated Subtenant's Share of Additional Rent, subject to adjustment as set forth in the Lease. Sublandlord will provide to Subtenant a Base Year of 2003 for such calculation of Additional Rent. The Base Year 2003 shall be adjusted to equal Landlord's reasonable estimate of Operating Expenses as if ninety-five percent (95%) of the total Building were occupied during such period.

     8. Late Charges; Interest: Any installment of Rent, Additional Rent to include real property taxes, utilities, insurance premiums, common area costs, property maintenance, maintenance, repairs and alterations of the Sublet Premises to the extent provided for in the Lease or any other charges due hereunder and not received by Sublandlord within five business (5) days following written notice from Sublandlord thereof shall be subject to a late payment charge equal to five percent (5%) of the amount due, which charge Subtenant shall immediately pay to Sublandlord. In addition, such payment and such late fee shall bear interest at the rate of the prime rate published from time to time by The Wall Street Journal plus four percent (4%) per annum from the date five (5) days following such written notice to the date of payment. If Subtenant shall have been in default in the payment of Rent hereunder beyond applicable notice, grace and cure periods more than one (1) occurrence per Calendar Year, Sublandlord may at any time thereafter require that Rent and Additional Rent due hereunder be paid by certified or cashier's check or wire transfer.

     9. Acceptance: Subtenant hereby accepts the Sublet Premises in its "AS IS, WHERE IS" condition on the date hereof and acknowledges, and agrees that no representations or warranties with respect to the condition or use thereof have been made by Sublandlord or by anyone representing or purporting to represent Sublandlord. Sublandlord and Landlord are under no obligation to make any structural changes or other alterations, decorations, additions, improvements or other changes in or to the Sublet Premises.

     10. Improvements: Subtenant will pay for the cost of any improvements or modifications ("Alterations") made to the Sublet Premises for Subtenant, which are performed at any time following the Delivery Date. The parties agree that except as specifically provided in the Lease, prior to making any Alterations to the Sublet Premises, a written request will need to be signed by both Subtenant and Sublandlord, which will include a scope of work (describing the work to be performed) and a statement as to whether or not the Alterations must be removed at the expiration or earlier termination of this Sublease, and must be delivered to Landlord for its written approval and no such Alterations shall be made until receipt of such written approval from Landlord. Sublandlord agrees to execute any such written request within five (5) business days following submission by Subtenant and to use reasonable efforts to work with Subtenant to obtain Landlord's consent to the Alterations, if required. All Alterations by Subtenant will be made in accordance with Section 8 of the Lease. Sublandlord and Subtenant agree that Subtenant shall not be responsible for the removal of any previously installed Tenant Improvements as outlined in the Lease made by Sublandlord to the Premises prior to the Commencement Date of the Sublease.

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     11. Performance of Lease: Sublandlord and Subtenant hereby acknowledge and agree that this Sublease is subject and subordinate to the terms and conditions of the Lease, a copy of which is attached hereto as Exhibit A. Except as may be inconsistent with the terms hereof, all terms, covenants and conditions of the Lease are herein incorporated by reference and made a part hereof and shall be applicable to this Sublease with the same force and effect as if Sublandlord were the lessor under the Lease and Subtenant were the lessee thereunder. Subtenant shall assume and perform all of Tenant's obligations in said Lease and Sublandlord shall assume and perform the obligations of Landlord in the Lease to the extent said terms and conditions are applicable to the Sublet Premises.

     In the event the incorporated terms and conditions of the Lease (the "Incorporated Terms") conflict with terms and conditions of this Sublease, the Incorporated Terms will control, however, to the extent the express terms of this Sublease are inconsistent with the terms of the Lease, the express terms of this Sublease shall control and Section 3 of the Lease is specifically agreed to be inapplicable (except to the extent otherwise provided in this Sublease) between Sublandlord and Subtenant. Notwithstanding anything to the contrary in this Sublease, Subtenant acknowledges and agrees that in the event any provision of the Lease that permits or authorizes Subtenant the right to take any action by virtue of the Incorporated Terms upon the consent of "Landlord" (written or otherwise), Subtenant shall be required to obtain such consent of Landlord prior to taking any such action or exercising such right. Subtenant agrees to observe and perform all of the terms, covenants and conditions of the Incorporated Terms to be performed with respect to the Sublet Premises, and neither to do nor cause to be done, nor suffer, nor permit any act or thing to be done which would or might cause the Lease to be canceled, terminated, forfeited or surrendered, or which would or might make Sublandlord liable for any damages, claims or penalties. Similarly, Sublandlord agrees to observe and perform all of the terms, covenants and conditions of the Lease on the part of Sublandlord to be performed with respect to the Sublet Premises and any other portion of the Premises, including the payment of all rent and other charges due and payable by Sublandlord thereunder, and neither to do nor cause to be done, nor suffer, nor permit any act or thing to be done which would or might cause the Lease to be canceled, terminated, forfeited or surrendered. In the event the Lease is terminated pursuant to any provision thereof or otherwise, this Sublease shall terminate simultaneously therewith and Sublandlord and Subtenant shall have no remedies available.

     12. Insurance: Subtenant shall obtain and keep in force through the Sublease Term, at its own expense, the required insurance amounts outlined in
Section 10 of the Lease.

     Such policy shall include a broad form, comprehensive liability endorsement, which shall specifically include contractual liability coverage. Subtenant shall provide a certificate of insurance (Accord Form) evidencing this coverage. Such certificate shall name Sublandlord and Landlord as additional insured.

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     Subtenant and Sublandlord each hereby waive all claims and rights against each other and their respective officers, directors, employees, contractors, servants, and agents, for any damage to or destruction of real or personal property of Subtenant or Sublandlord, regardless of cause of origin and regardless of any proceeds or recoveries from any insurance policies. Notwithstanding the foregoing, both Subtenant and Sublandlord will be liable for damage or destruction of real and personal property if caused by their employees, agents, contractors or invitees' negligence or other misconduct to the extent such damage or destruction is not covered by insurance to be maintained hereunder.

     13. Indemnification: Subtenant shall defend (with counsel reasonably acceptable to Subtenant and Sublandlord), indemnify and hold harmless Sublandlord, its officers, directors, employees, contractors, servants, guests, business invitees and agents from and against all loss, costs, damages, claims, proceedings, demands, liabilities, judgments, penalties, fines and expenses, including, without limitation, reasonable attorney's fees and litigation costs (collectively "Claims"), arising from injury or death of person or damage to property in and about the Sublet Premises while Alterations or any Improvement work is being performed, except that Subtenant shall not be liable for any claims which result from the negligent act or omission or willful act or omission of Sublandlord, its officers, directors, employees, contractors, servants, guests, business invitees or agents. Sublandlord shall promptly notify Subtenant of any Claim hereunder and Subtenant shall not settle any Claims without the consent of Sublandlord, which shall not be unreasonably withheld or delayed.

     Sublandlord shall defend (with counsel reasonably acceptable to Sublandlord and Subtenant), indemnify and hold harmless Subtenant, its officers, directors, employees, contractors, servants, guests, business invitees and agents, from and against all loss, costs, damages, claims, proceedings, demands, liabilities, judgments, penalties, fines and expenses, including without limitation reasonable attorney's fees and litigation costs (collectively "Claims"), arising from injury or death of person or damage to property in and about the Sublet Premises, except that Sublandlord shall not be liable for any claims which result from the negligent act or omission or willful act or omission of Subtenant, its officers, directors, employees, contractors, servants, guests, business invitees or agents. Subtenant shall promptly notify Sublandlord of any claim hereunder and Sublandlord shall not settle any claim without the consent of Subtenant, which shall not be unreasonably withheld or delayed.

     14. Assignment and Further Sublease: Subtenant shall not voluntarily or by operation of law assign, transfer, mortgage, sublet, or otherwise transfer or encumber all or any part of Subtenant's interest in this sublease or in the Premises, without Sublandlord's and Landlords' prior written consent, pursuant to the terms and conditions of the Lease; provided, however, that Sublandlord shall not unreasonably withhold, condition, or delay the giving of such consent at no additional expense to Subtenant; and provided, further, that Sublandlord's consent shall not be required as to any assignment of this Sublease or further sublease of the Sublet Premises to (i) any affiliate or subsidiary of Subtenant,
(ii) any entity controlled by, under common control with, or controlling Subtenant, (iii) any entity resulting from a merger or consolidation with

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Subtenant, or (iv) any entity purchasing all or substantially all of Subtenant's assets, so long as the written consent of Landlord is obtained if required under the terms of the Lease.

     15. Surrender: Upon the Expiration Date, or at any earlier termination of this Sublease, the Subtenant shall quit and surrender to the Sublandlord the Sublet Premises, broom clean and in as good order and condition as they were on the Commencement Date, ordinary wear and tear excepted.

     16. Default: In the event Subtenant fails to comply with any of the terms and conditions of this Sublease or the Lease to the extent such terms are incorporated and such failure continues for ten (10) days after written notice if a monetary default and thirty (30) days after written notice if a non-monetary default, following receipt of a written notice from Sublandlord specifying the nature of the failure and Subtenant has failed to commence and proceed diligently to cure such failure, Subtenant shall thereafter be deemed to be in default under this Sublease, in which event Sublandlord's remedies shall include in addition to all other remedies at law or in equity, the right to terminate this Sublease and upon receipt of written notice of termination from Sublandlord, this Sublease shall terminate and be of no further force and effect.

In the event Sublandlord fails to comply with any of the terms and conditions of this Sublease and such failure continues in excess of fifteen (15) days following receipt of a written notice from Subtenant specifying the nature of the failure and Sublandlord has failed to commence and proceed diligently to cure such failure, or should Sublandlord fail to perform any of its obligations under the Lease to be performed by Sublandlord which with the giving of notice or the passage of time, or both, could result in a default under the Lease, Sublandlord shall thereafter be deemed to be in default under this Sublease, in which event Subtenant's remedies shall include the right to perform the obligations of Sublandlord then in default, and Sublandlord shall promptly following demand reimburse Subtenant for all amounts expended by Subtenant on account of such default, together with interest thereon at the rate of the prime rate published from time to time by The Wall Street Journal plus four percent (4%) per annum from the date such amounts were expended.

     17. Consent of Landlord: Landlord's prior written consent to this Sublease is required to be obtained by Sublandlord as outlined in Section 13 of the Lease. Without Landlord's consent this Sublease is null and void.

     18. Consent of Sublandlord: Sublandlord shall not be required to give any consent under the terms of this Sublease with respect to any matter on which the Lease requires the consent of the Landlord, provided, however, that upon written request from Subtenant, Sublandlord agrees to use reasonable and diligent efforts (not involving the payment of money by Sublandlord) to obtain the Landlord's consent in a timely manner, and provided, further, that Sublandlord shall be deemed to have granted its consent under the terms of the Sublease to any matter for which the consent of Landlord has been obtained under the Lease.

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     19. Brokers: Sublandlord and Subtenant acknowledge and agree that they have not engaged the services of, and are not liable to any real estate agent, broker, finder or any other person or entity for any brokerage or finder's fee, commission or other amount with respect to this Sublease other than CB Richard Ellis ("Broker") who represents the Sublandlord. Sublandlord shall pay leasing commissions for this Sublease Agreement to the Broker per a separate written agreement. Sublandlord and Subtenant each agree to indemnify, defend and hold the other harmless against all loss, liability and expense, including attorneys' fees and costs, suffered by either party due to a breach of the foregoing representation, covenant and warranty.

     20. Furniture: Any furniture that Alcatel is not removing from the Premises for its own use shall remain in the Premises and may be utilized by Subtenant during the Sublease Term free of charge. All costs associated with the operation, maintenance and any other related costs will be the sole costs of the Subtenant. Those items for use by Subtenant are attached hereto and made part hereof in Exhibit B. In addition, Sublandlord shall assist Subtenant with the removal and/or repositioning of various cubicles as noted in Exhibit B

     21. Notices: Any notice required or permitted under this Sublease shall be in writing and shall be deemed to have been received (i) if given by overnight delivery service or by personal delivery, when actually received, or (ii) if given by certified mail, return receipt requested, postage prepaid, five (5) business days after posting with the United States Postal Service, to the other party at the following addresses or such other addresses as the parties hereto shall designate in writing:

If to Sublandlord:                             If to Subtenant:
-----------------                              ---------------

Alcatel USA, Inc.                              Spectrum Organic Products, Inc.
1000 Coit Road                                 133 Copeland
Plano, Texas 75075                             Petaluma, CA 94952
Attn: Real Estate Administration-FACL-2


     Sublandlord agrees that it shall within five (5) business days after receipt from Landlord provide Subtenant with a photocopy of any notices, requests or demands or any service of process provided to Sublandlord by Landlord under the Lease. In addition, unless otherwise expressly provided herein, any notices, or reports which Sublandlord is required to provide to Landlord under the Lease shall be delivered by Subtenant to Sublandlord within five (5) business days prior to the date on which any such notices, reports or payments must be provided by Sublandlord as Tenant under the Lease (or as soon as practicable thereafter, but in any event, prior to the date on which any such notices, reports or payments would be delinquent). In addition, any response to notices or reports to Subtenant required to be made by Sublandlord within a period specified in the Lease shall not be due until five (5) business days following the date on which any such response is due from Landlord under the Lease to Sublandlord as lessee thereunder.

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     22. Representations and Warranties: Sublandlord represents and warrants to
Subtenant that (i) the copy of the Lease attached hereto and all of the amendments are true and correct, (ii) neither Landlord nor Subtenant (as lessee thereunder) is in default or breach of any provision of the Lease, nor has any event occurred which, with the giving of notice or the passage of time, or both, would constitute a breach or default thereunder.

     Nothing in this Sublease shall serve to release Sublandlord from any obligations as the Tenant of the Lease, including, without limitation, its obligation to make timely payment of all amounts constituting " Rent" under the Lease.

     This Sublease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     As between Sublandlord and Subtenant only, this Sublease shall supersede all prior Subleases between said parties, whether oral or written and this Sublease may not be modified except in a written document signed by said parties.

     This Sublease shall be interpreted and enforced under the laws of the state of California.

     IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the date first written above.

SUBLANDLORD:                                SUBTENANT:
-----------                                 ---------

Alcatel USA Sourcing, L.P.                  Spectrum Organic Products, Inc.
a Texas limited partnership,                a California corporation

By:  /s/  Nancy H. Greer                    By:  /s/  Robert B. Fowles
   --------------------------                  --------------------------
Name:     Nancy H. Greer                    Name:     Robert B. Fowles

Title:    Senior Vice President             Title:    Chief Financial Officer
          and CFO

Date: 10/25/02                              Date:     10/23/02


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                  CB RICHARD ELLIS, INC. SALE/LEASE DISCLOSURES


Property:     5341 Old Redwood Highway, Petaluma, California

Flood Zones: The Property may or may not be located in a flood zone. Many lenders require flood insurance for properties located in flood zones, and government authorities may regulate development and construction in flood zones. Whether or not located in a flood zone, properties can be subject to flooding and moisture problems, especially properties on a slope or in low-lying areas or in a dam inundation zone (California Government Code Section 8589.5). Buyers and tenants should have their experts confirm whether the Property is in a flood zone and otherwise investigate and evaluate these matters.

Earthquakes. Earthquakes occur throughout California. The Property may or may not be situated in an Earthquake Fault Zone and/or a Seismic Hazard Zone (Sections 2621 et seq. and Sections 2690 et seq. of the California Public Resources Code, respectively). Property development and construction in such zones generally are subject to the findings of a geologic report prepared by a state-registered geologist. Whether or not located in such a zone, all properties in California are subject to earthquake risks and may be subject to a variety of state and local earthquake-related requirements, including retrofit requirements. Among other items, all new and existing water heaters must be braced, anchored or strapped to resist falling or horizontal displacement, and in sales transactions, sellers must execute a written certification that the water heaters are so braced, anchored or strapped (California Health and Safety Code Section 19211). Buyers and tenants should have their experts confirm whether the Property is in any earthquake zone and otherwise investigate and evaluate these matters.

Hazardous Materials and Underground Storage Tanks. Due to prior or current uses of the Property or in the area or the construction materials used, the Property may have hazardous or undesirable metals (including lead-based paint), minerals (including asbestos), chemicals, hydrocarbons, petroleum-related compounds, or biological or radioactive/emissive items (including electrical and magnetic fields) in soils, water, building components, above or below-ground tanks/containers or elsewhere in areas that may or may not be accessible or noticeable. Such items may leak or otherwise be released. Asbestos has been used in items such as fireproofing, heating/cooling systems, insulation, spray-on and tile acoustical materials, floor tiles and coverings, roofing, drywall and plaster. If the Property was built before 1978 and has a residential unit, sellers/landlords must disclose all reports, surveys and other information known to them regarding lead-based paint to buyers and tenants and allow for inspections (42 United States Code Sections 4851 et seq.). Sellers/landlords are required to advise buyers/tenants if they have any reasonable cause to believe that any hazardous substance has come to be located on or beneath the Property (California Health and Safety Code Section 25359.7), and sellers/landlords must disclose reports and surveys regarding asbestos to certain persons, including their employees, contractors, buyers and tenants (California Health and Safety Code Sections 25915 et seq.); buyers/tenants have similar obligations. Have your experts investigate and evaluate these matters.

Americans with Disabilities Act (ADA). The Americans With Disabilities Act (42 United States Code Sections 12101 et seq.) and other federal, state and local requirements may require changes to the Property. Have your experts investigate and evaluate these matters.

Taxes. Sales, leases and other real estate transactions can have federal, state and local tax consequences. In sales transactions, Internal Revenue Code Section 1446 requires buyers to withhold and pay to the IRS 10% of the gross sales price within 10 days of the date of a sale unless the buyers can establish that the sellers are not foreigners, generally by having the sellers sign a Non-Foreign Seller Affidavit. Depending on the structure of the transaction, the tax withholding liability can exceed the net cash proceeds to be paid to the sellers at closing. California imposes an additional withholding requirement equal to 3 1/3% of the gross sales price not only on foreign sellers but also out-of-state sellers and sellers leaving the state if the sales price exceeds $100,000. Withholding generally is required if the last known address of a seller is outside California, if the proceeds are disbursed outside of California or if a financial intermediary is used. Have your experts investigate and evaluate these matters.

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                  CB RICHARD ELLIS, INC. SALE/LEASE DISCLOSURES
Property:     5341 Old Redwood Highway, Petaluma, California
Page 2

Fires. California Public Resources Codes Sections 4125 et seq. require sellers of real property located within state responsibility areas to advise buyers that the property is located within such a wildland zone, that the state does not have the responsibility to provide fire protection services to any structure within such a zone and that such zones may contain substantial forest/wildland fire risks. Government Code Sections 51178 et seq. require sellers of real property located within certain fire hazard zones to disclose that the property is located in such a zone. Sellers must disclose that a property located in a wildland or fire hazard zone is subject to the fire prevention requirements of Public Resources Code Section 4291 and Government Code Section 51182, respectively. Sellers must make such disclosures if either the sellers have actual knowledge that a property is in such a zone or a map showing the property to be in such a zone has been provided to the county assessor. Properties, whether or not located in such a zone, are subject to fire/life safety risks and may be subject to state and local fire/life safety-related requirements, including retrofit requirements. Have your experts investigate and evaluate these matters.

Broker Representation. CB Richard Ellis, Inc. is a national brokerage firm representing a variety of clients. Depending on the circumstances, CB Richard Ellis, Inc. may represent both the seller/landlord and the buyer/tenant in a transaction, or you may be interested in a property that may be of interest to other CB Richard Ellis, Inc. clients. If CB Richard Ellis, Inc. represents more than one party with respect to a property, CB Richard Ellis, Inc. will not disclose the confidential information of one principal to the other.

Seller/Landlord Disclosure, Delivery of Reports, Pest Control Reports and Compliance with Laws. Sellers/landlords are hereby requested to disclose directly to buyers/tenants all information known to sellers/landlords regarding the Property, including but not limited to, hazardous materials, zoning, construction, design, engineering, soils, title, survey, fire/life safety, and other matters, and to provide buyers/tenants with copies of all reports in the possession of or accessible to sellers/landlords regarding the Property. Sellers/landlords and buyers/tenants must comply with all applicable federal, state and local laws, regulations, codes, ordinances and administrative orders, including, but not limited to, the 1964 Civil Rights Act and all amendments thereto, the Foreign Investment in Real Property Tax Act, the Comprehensive Environmental Response Compensation and Liability Act, and The Americans With Disabilities Act. If a pest control report is a condition of the purchase contract, buyers are entitled to receive a copy of the report and any certification and notice of work completed.

Property Inspections and Evaluations. Buyers/tenants should have the Property thoroughly inspected and all parties should have the transaction thoroughly evaluated by the experts of their choice. Ask your experts what investigations and evaluations may be appropriate as well as the risks of not performing any such investigations or evaluations. Information regarding the Property supplied by the real estate brokers has been received from third party sources and has not been independently verified by the brokers. Have your experts verify all information regarding the Property, including any linear or area measurements and the availability of all utilities. All work should be inspected and evaluated by your experts, as they deem appropriate. Any projections or estimates are for example only, are based on assumptions that may not occur and do not represent the current or future performance of the property. Real estate brokers are not experts concerning nor can they determine if any expert is qualified to provide advice on legal, tax, design, ADA, engineering, construction, soils, title, survey, fire/life safety, insurance, hazardous materials, or other such matters. Such areas require special education and, generally, special licenses not possessed by real estate brokers. Consult with the experts of your choice regarding these matters.

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